EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Ronald Centis (“Employee”) and ADTRAN, Inc. (“Employer”) enter into this Separation Agreement and General Release (“Agreement”):

1. Employee and Employer agree as follows:

a. Employee and Employer acknowledge that Employee is currently employed as Senior Vice President, Services with Employer and Employee’s employment with Employer will end as of 12/15/2023 (the “Separation Date”).

b. Employee on behalf of himself and his heirs, representative, executor, administrator, and assigns, hereby waives and releases every known or unknown action, cause of action, suit, or claim, existing as of the Effective Date that Employee has or may have against Employer and/or its parents, subsidiaries, and other corporate affiliates, and its and their agents, employees, officers, directors, shareholders, successors, and assigns (collectively, the “Employer Affiliates”), whether under Title VII of the Civil Rights Act of 1964, as amended, (42 U.S.C. § 2000e, et. seq.), the Civil Rights Act of 1866, as amended (42 U .S.C. § 1981), the Americans with Disabilities Act, as amended (42 U.S.C. § 12101, et seq.), the Fair Labor Standards Act and Equal Pay Act (29 U.S.C. § 201, et seq.), the Rehabilitation Act (29 U.S.C. § 701, et. seq.), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Fair Credit Reporting Act (FCRA), the Age Discrimination in Employment Act, as amended, (29 U.S.C. § 621, et. seq.) (ADEA), the Family and Medical Leave Act (29 U.S.C. § 3801, et. seq.), the Uniformed Services Employment and Reemployment Rights Act (38 U.S.C. §4301, et seq.), the Employee Retirement Income Security Act of 1974, as amended, the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. § 2000ff, et seq.), Ala. Code 25-5-11 (co-employee liability claims), Ala. Code 25-5-11.1 (retaliatory and constructive discharge claims), the Alabama Age Discrimination in Employment Act. and every federal, state, and/or any local statutory or common law theory under which a suit or action can be brought (and which can be legally waived or released), including claims for wrongful termination, retaliation, breach of implied or express contract, negligent or intentional infliction of emotional distress (outrage), negligent hiring, negligent supervision, negligence, wantonness, invasion of privacy, defamation, slander, libel, misrepresentation, civil conspiracy, assault, battery, intentional interference with business or contractual relations, conversion, and any and all other state or local laws that may apply to Employee (and excluding only claims arising after the Separation Date, claims for the current value of vested employee benefits, and claims for the enforcement of this Agreement) and shall accept no award nor payment nor relief of any kind therefor (the “Release”);

c. Employee hereby agrees that on the Separation Date, Employee will execute a general waiver and release of any claims arising between the Effective Date and the Separation Date (the “Supplemental Release’’);

d. Employee agrees to refrain from disparaging Employer’s products or services, or current and former employees or employment practices to any third party, including, but not limited to, Employer’s customers; and Employer agrees to refrain from disparaging Employee;

e. Employee agrees to refrain from disclosing any confidential business information of Employer, its affiliates, customers, or business associates (excluding any disclosure in connection with claims, communications or cooperation with, or the provision of information to, a governmental agency or entity, as provided for, protected under or warranted by whistleblower or other similar provisions of applicable law or regulation); continue to abide by Employee’s obligations in the Proprietary Information Agreement executed by Employee, and represent and acknowledge to Employer that all confidential business information or proprietary information in possession of Employee has been destroyed and/or returned to Employer;

f. Employee waives voluntarily all rights to reinstatement to employment with Employer;

g. Employee agrees to return to Employer upon the Separation Date, set forth in Paragraph 1(a), above: (a) any information, documents, or papers (whether physical or electronically stored) about Employer’s policies, practices, trade secrets, member lists, marketing, and non-public information; (b) any and all company property, including, but not limited to, badges, identification cards, company credit cards, cell phones, electronic devices, computers, computer disks, computer programs, limited use software licenses, uniforms, or keys; and (c) any and all other property of Employer in Employee’s possession;

h. In consideration of the confidential information to which Employee has had access as an employee of Employer, and other good and valuable consideration, Employee agrees that, for a period of eighteen (18) months following the Separation Date set out in Paragraph 1, above, Employee will not, directly or indirectly, own, manage, operate, join, control, be employed with or by, or participate in any manner with any of the following competing businesses: Calix, Inc., Ciena Corporation, Dasan Zhone Solutions, Ericsson, Harmonic, Inc., Hewlett-Packard Enterprise Company, Huawei Technologies Co., Ltd., iPhotonix LLC, Juniper Networks, Inc., Nokia Corporation, Reliance Industries, Ribbon Communications, Tellabs, Inc., TiBit Communications, Inc., Ubiquiti Networks, and ZTE Corporation. Employee acknowledges and agrees that his violation of this covenant will be a breach of this Agreement and that Employer will be entitled to all rights under applicable law and equity for such breach, including, but not limited to, Employee’s forfeiture of the payments made to Employee under this Agreement. Employee further agrees that, for a period of eighteen (18) months following the Separation Date set out in Paragraph 1, above, Employee will not employ or attempt to employ in competition with Employer any of Employer’s current or former employees who work or have worked in the area in which Employee has been significantly engaged on behalf of Employer during his employment. ln the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security;

i. Employee agrees that this Agreement and any payment made hereunder by Employer is not Employer’s admission of liability; and that Employer asserts vigorously that Employer has done nothing wrong or unlawful and that Employer has the legal right to make this assertion;

j. Employee agrees that he is responsible for the taxes and claims of any entity, agency, attorney, or other third party to the payment made by Employer to Employee under this Agreement; Employee further agrees that except for any withholdings expressly referenced in this Agreement, any tax consequence resulting from any payment described herein is solely Employee’s responsibility; and

k. Employee acknowledges that the payment made by Employer under this Agreement to Employee is an amount over and above that to which Employee otherwise would be entitled to receive as a current or former employee of Employer.

2. Contingent upon Employee’s execution and non-revocation of, and compliance with, this Agreement, and execution and non-revocation of the Supplemental Release, Employer agrees that on the first regularly-scheduled payroll date in January 2024 (January 11, 2024), Employer will pay the Employee the lump sum gross amount before tax withholdings of $349,397.17 which is equivalent to fifty-two (52) weeks’ salary less any applicable state and federal withholding deductions. As used in this Agreement, “Effective Date” shall mean the eighth (8th) day following the execution of this Agreement by Employee if Employee has not timely revoked this Agreement in accordance with Paragraph 6 below.

In addition, contingent upon Employee’s execution and non-revocation of, and compliance with, this Agreement, and execution and non-revocation of the Supplemental Release, Employer will pay the Employee a lump sum payment in an amount equivalent to current medical coverage premiums for twelve (12) months, which is the gross amount of $36,605.05, subject to applicable withholdings. Employer agrees to pay this amount on the first regularly-scheduled payroll date in January 2024 (January 11, 2024).

Employee shall be paid for any accrued but unused vacation days up to the Separation Date. Such accrued vacation payment, if any, shall be made to Employee on December 15, 2023, less any applicable tax withholdings. Employee shall not be entitled to and will not receive any additional pay for unused sick days or holidays.

Employee shall be entitled to all stock options and restricted stock units (“RSUs”) issued to Employee by Employer in which Employee is vested as of the Separation Date under any applicable Employer Stock Incentive Plan (the “Plan”). In addition, contingent upon approval by the Compensation Committee and Employee’s execution and non-revocation of, and compliance with, this Agreement and Employee’s execution and non-revocation of the Supplemental Release, the vesting date of 15,821 unvested RSUs shall be accelerated as of the Separation Date, such that such units will not be forfeited and all of the restrictions thereon lapse as of the sixtieth (60th) day following the Separation Date (the “Accelerated Units”); provided, however, such Accelerated Units shall be forfeited as of such sixtieth (60th) day in the event that Employee does not satisfy the conditions of this paragraph. All unvested stock options and unvested restricted stock units, other than the Accelerated Units, are forfeited in accordance with the terms of the Plan.

Employee Number	Grant Name	Grant Type	Grant Date	Granted	Outstanding Unvested
46270	20EP RSU 11162020 12.65 EM20	Share Units (RSU)	11/16/2020	8,933	2,234
46270	20EX RSU 11172021 22.06 20EX	Share Units (RSU)	11/17/2021	5,251	2,627
46270	20EX RSU 11172021 26.07 20EX	Share Units (RSU)	11/17/2021	5,251	5,251
46270	20EX RSU 01202023 18.36 20EX	Share Units (RSU)	01/20/2023	5,709	5,709

Total					15,821

Except as otherwise stated in this Agreement, Employee shall cease to participate in all employee benefits, plans, policies and practices provided by Employer as of the Separation Date subject to any continuation rights (e.g., COBRA, etc).

Employer agrees to provide a neutral reference to any prospective possible employer of Employee consisting of dates of employment and position held, subject to Employee directing such prospective employer to contact Joia Thompson, in Human Resources with Employer. Employer also agrees, if requested by Employee, to pay a reasonable amount, for outplacement services through Warren Averett following the Effective Dates of this Agreement and the Supplemental Release.

3. Employee understands that Employee has previously received all FMLA leave due, all overtime due, all other payments due of every kind, and every other obligation that Employer otherwise would have to Employee, and that Employer discharges its final monetary obligations once Employee has received the payments due under Paragraph 2, next above.

4. Employer and Employee agree that (a) the law applicable in Alabama governs this Agreement without regard to any conflicts of laws principles that that would require the laws of any other jurisdiction to apply; (b) that any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the state or federal courts of competent jurisdiction located in Madison County, Alabama; (c) that all negotiations and representations are merged into this Agreement; (d) that neither Employer nor Employee has assigned any claim covered under this Agreement; (e) that any change to this Agreement must be made by writing signed by both parties; (f) that if any term or provision of this Agreement is ever found to be unenforceable, the remainder of this Agreement shall remain in full force and effect; and (g) that, if Employee breaches this Agreement, Employee will be responsible for all costs and expenses (including, reasonable attorneys’ fees) that Employer incurs in the course of enforcing this Agreement.

5. Nothing in this Agreement shall be construed to prohibit Employee from having reported or reporting possible violations of federal law or regulation or having filed or filing a charge or complaint with any governmental agency or entity, including, but not limited to the Department of Justice, Equal Employment Opportunity Commission, National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, the Inspector General or any federal, state or local governmental agency or commission (each, a “Government Agency”). This Agreement does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. Furthermore, nothing in this Agreement is intended to infringe upon or interfere with Employee’s rights under Section 7 of the NLRA.

6. Employee has up to forty-five (45) days to review this Agreement with an attorney of Employee’s choice to decide whether to sign it, has read it carefully, understands that this Agreement waives known and unknown claims and rights, including but not limited to, claims under the Age Discrimination in Employment Act, and has seven (7) days after signing the Agreement it to revoke the Agreement in writing delivered to Joia Thompson, ADTRAN, Inc., 901 Explorer Boulevard NW, Huntsville, Alabama 35806 before midnight on the seventh (7th) day. Employee, in consultation with his own personal legal counsel, affirms that Employer offered to provide him with a disclosure under the OWBPA of others in his decisional unit who are not affected by the Employer’s employment decisions and Employee has affirmatively declined any such disclosures because he has voluntarily elected to retire and has no ADEA claim.

7. KNOWING AND VOLUNTARY RELEASE: EMPLOYEE SPECIFICALLY AGREES AND ACKNOWLEDGES THAT:

a.	EMPLOYEE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS;

b.	BY THIS AGREEMENT, EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

c.	EMPLOYEE KNOWINGLY, FREELY, AND VOLUNTARILY ASSENTS TO ALL OF THIS AGREEMENT’S TERMS AND CONDITIONS INCLUDING, WITHOUT LIMITATION, THE WAIVER, RELEASE, AND COVENANTS;

d.	EMPLOYEE IS SIGNING THIS AGREEMENT, INCLUDING THE WAIVER AND RELEASE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE IS OTHERWISE ENTITLED;

e.	EMPLOYEE IS NOT WAIVING OR RELEASING RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EMPLOYEE SIGNS THIS AGREEMENT; AND

f.	EMPLOYEE UNDERSTANDS THAT THE WAIVER AND RELEASE IN THIS AGREEMENT IS BEING REQUESTED IN CONNECTION WITH THE EMPLOYEE’S SEPARATION OF EMPLOYMENT FROM THE EMPLOYER.

[Signature Pages follow.]

[Employee’s Signature Page to Separation Agreement and General Release]

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date set forth below.

RONALD CENTIS, EMPLOYEE

/s/ Ronald Centis
Ronald Centis
Date:	November 15, 2023

[Employer’s Signature Page to Separation Agreement and General Release]

IN WITNESS WHEREOF, Employer has executed this Agreement as of the date set forth below.

Employer

ADTRAN, Inc.

By:	/s/ Sarah Collins
Name:	Sarah Collins
Its:	Human Resources Manager
Date:	December 4, 2023

By:	/s/ Joia Thompson
Name:	Joia Thompson
Its:	Vice President of Human Resources
Date:	December 4, 2023